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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2026

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)
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Delaware	1-9390	95-2698708
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9357 Spectrum Center Blvd, San Diego, CA 92123
(Address of principal executive offices) (Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JACK	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2026, the Board of Directors (the “Board”) of Jack in the Box Inc. (the “Company”) appointed Taylor Montgomery, age 39, as President of the Company, effective September 14, 2026. In this newly created role, Mr. Montgomery will lead the Company’s brand strategy with a focus on driving sustainable sales growth, improving franchisee profitability, and supporting the Company’s long-term growth initiatives. Mr. Montgomery’s appointment is a component of the Company’s previously announced Chief Executive Officer succession planning process. He is expected to assume the role of Chief Executive Officer within the next twelve months and is expected to join the Board at that time.

Prior to joining the Company, Mr. Montgomery served as Global Chief Brand Officer of Taco Bell, a division of Yum! Brands, Inc., where he was responsible for the brand’s growth strategy and marketing initiatives. Before serving as Global Chief Brand Officer, Mr. Montgomery held various leadership positions at Taco Bell and Yum! Brands. Prior to joining Yum! Brands, Mr. Montgomery held brand strategy roles at Procter & Gamble.

In connection with his appointment, the Company entered into an offer letter with Mr. Montgomery dated August 14, 2026. Pursuant to the offer letter, Mr. Montgomery will receive an annual base salary of $700,000 and will be eligible to participate in the Company’s annual incentive program with a target annual incentive opportunity equal to 75% of his base salary and a maximum payout opportunity equal to 150% of his base salary. For fiscal year 2027, Mr. Montgomery is entitled to receive a minimum annual incentive payment of $150,000, subject to his continued employment through the payment date.

Mr. Montgomery is also eligible to receive a one-time inducement grant of restricted stock units with a grant date value of $1.5 million, subject to approval by the Compensation Committee of the Board and his continued employment through the grant date. The inducement award is expected to vest in three equal annual installments over three years, subject to the terms of the applicable award agreement. In addition, Mr. Montgomery will be eligible to receive a fiscal year 2027 performance share unit award with a target grant date value of $500,000 and, beginning in fiscal year 2028, annual long-term incentive awards with an aggregate target grant date value of $1.0 million, subject to Board or Compensation Committee approval and the terms of the applicable award agreements.

The Company also agreed to pay Mr. Montgomery a sign-on bonus of $220,000, payable on or before November 1, 2026, subject to applicable withholding taxes. If Mr. Montgomery voluntarily resigns or is terminated for misconduct prior to October 1, 2027, he will be required to repay a prorated portion of the sign-on bonus, subject to the terms of the sign-on bonus agreement.

Mr. Montgomery will also be eligible to participate in the Company’s executive severance plan and compensation and benefits assurance program on substantially the same terms as other executive officers of the Company.

There are no arrangements or understandings between Mr. Montgomery and any other person pursuant to which he was appointed as an officer of the Company. There are no family relationships between Mr. Montgomery and any director or executive officer of the Company, and there are no transactions involving Mr. Montgomery requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the offer letter and sign-on bonus agreement do not purport to be complete and are qualified in their entirety by reference to the full text of those agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 20, 2026, the Company issued a press release announcing the appointment of Mr. Montgomery as President of the Company, effective September 14, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless expressly incorporated by specific reference therein.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated August 14, 2026, between Jack in the Box Inc. and Taylor Montgomery
10.2	Sign-On Bonus Agreement, dated August 14, 2026, between Jack in the Box Inc. and Taylor Montgomery
99.1	Press Release of Jack in the Box Inc. dated August 20, 2026

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JACK IN THE BOX INC.

August 20, 2026	/s/ Mark King
Mark King
Executive Chairman and Interim Chief Executive Officer